Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in Registration Statement Nos. 333-168777, 333-212865, and 333-280936 on Form S-8 of Columbus Mckinnon Corporation of our report dated June 13, 2025, relating to the financial statements of Kito Crosby Limited as of and for the years ended December 31, 2024 and December 31, 2023, appearing in this Current Report on Form 8-K/A dated March 4, 2026.

/s/ Deloitte & Touche LLP

Tulsa, Oklahoma

March 4, 2026